UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 22, 2014

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

8 Hillside Avenue, Suite 207
Montclair, New Jersey 07042
(Address of principal executive offices and zip code)

(973) 744-7618
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On July 22, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of MetaStat, Inc. (the “Company”) approved the issuance of cash and equity to the independent members of the Board in recognition of their efforts on behalf of the Company during the prior 12 months, including the initial closing of the recent equity financing and simultaneous conversion of the Company’s outstanding indebtedness, as well as the Company’s entry into the memorandum of understanding with respect to the potential transfer of its therapeutic assets.  Compensation was awarded to members of the Compensation Committee, the special finance committee responsible for cash management in the months prior to the equity financing (the “Finance Committee”) and the special committee established by the Board to evaluate the asset transfer (the “Special Committee”) as follows:

•	Dr. Mooney and Messrs. Spoor and Siegel, as members of the Compensation Committee, each received 25,000 shares of common stock;
•	Dr. Mooney and Messrs. Spoor, Siegel and Epstein, as members of the Finance Committee, each received 12,500 shares of common stock; and
•	Dr. Mooney and Messrs. Spoor and Siegel, as members of the Special Committee, each received 12,500 shares of common stock and a cash payment of $70,000.

The members of the Special Committee have agreed to invest $50,000 of such cash payment into the Company’s equity financing.  In addition, an aggregate of 100,000 options granted to the Compensation Committee members in April 2013 were cancelled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC.

By: /s/ Oscar Bronsther Name Oscar Bronsther Title: CEO

Dated: July 23, 2014